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                                                                    Exhibit 10.2


                           DISTRIBUTORSHIP AGREEMENT

     This Agreement is made this 12th day of August, 1996, by and between Grafix Time Corporation doing business and known as Carrera Golf, a corporation incorporated and existing by virtue of the laws of New York and having its principal place of business at 4155 E. Jewell Avenue, Suite 500, Denver, Colorado 80222, hereafter "Carrera Golf", and Citizen Trading Co., Ltd., a corporation incorporated and existing by virtue of the laws of Japan and having its principal place of business at 13-8, Higashi-Ueno 2-chome, Taito-ku, Tokyo 110, Japan, hereafter "Distributor".

Article I - Definitions

     For purposes of this Agreement the following definitions shall apply:

"Product(s)" shall mean Golf clubs, Golf balls, Golf bags, Golf gloves, Golf shoes, Golf headwear, Golf apparels and Golf-related accessories which are manufactured, directly or by contract, by Carrera Golf from time to time.

"Point(s) of Sale" shall mean all places where the Products are sold within the Territory.

"Trademark" shall mean all registered trademarks and other trademarks, trade names, logos and symbols used by Carrera Golf in connection with the sale and distribution of the Products (as hereinbefore defined) and as amended from time to time by Carrera Golf.

"Territory" shall mean Japan.


                            CHAPTER 1: DISTRIBUTION

Article II - Appointment as Sole and Exclusive Distributor

     Carrera Golf hereby designates and appoints the Distributor as its sole and exclusive distributor of the Products within the Territory for distribution through the Points of Sale subject to the terms and conditions of this Agreement and the Distributor accepts such appointment and agrees to act as sole and exclusive distributor.

Article III - Distributor's Obligation Referring to Marketing

1.   Marketing Policy

     The Distributor shall offer, sell and distribute the Products in accordance with the marketing policy as from time to time established by mutual agreement by the parties hereto for the Territory.


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     The Distributor shall spend at least 10% of its annual purchases of the
Products (price ex Factory) in the advertising and promotion of the Products according to the preceding subparagraph of this Article. Evidence of its advertising and publicity costs shall be sent by the Distributor to Carrera Golf within 45 days after the end of each calendar year. If during any given semester the Distributor did not use the full amount of said 10%, according to the plans, the remaining balance thereof is due to Carrera Golf which shall use its within the following calendar year for additional publicity in the Territory. The following costs are not considered as advertising or publicity expenses within the meaning of this subparagraph without prior formal approval of Carrera Golf: costs in connection with the after sales service, salaries and expenses for the infrastructure of Distributor's publicity department, training of the staff in the marketing department and expenses for publicity material available at Carrera Golf, but bought elsewhere.

     All press releases prepared by the Distributor shall be sent to Carrera Golf for approval.

Article IV - Distributor's Obligation of Sale

1.   Sales Organization

     The Distributor agrees to establish and maintain a marketing organization sufficient to develop the market and make sales of the Products at the Points of Sale throughout the whole Territory.

2.   Inventory

     The Distributor agrees to maintain at all times during the term of this Agreement an adequate level of inventory as to the quantity and the variety of designs of the Products in order to meet the market demands of the Territory.

     The Distributor agrees that its inventory shall at all times correspond to at least the sales of thirty (30) days, but not more than ninety (90) days, being understood that such amount of sales shall be calculated on the sales over the period of the last six (6) months.

     The Distributor agrees that Carrera Golf shall have the right to inspect the Distributor's inventory by its duly authorized representatives during normal business hours. Should the inventory not correspond to the market demands in the Territory (by quantity and/or models), then the Distributor and Carrera Golf shall agree together on the measures to be taken, being understood that all special measures need to the formal approval of Carrera Golf.


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Article V  Distributor's Obligation of Information

     The Distributor shall supply Carrera Golf with all necessary information regarding:

     a) its orders in hand at the end of each month, split up into different models;

     b)   its monthly turnover in volume;

     c)   its monthly stock situation (quantities) split up by models;

     d)   forecast by month for each collection;

     e)   analyses of existing Points-of-Sales and all the changes thereof;

     f)   changes of major customers;

     g)   report on Products replaced under warranty;

     h) report on Products returned from the Points of Sale for other than warranty reasons.

     All information according to paragraphs (a)-(c) and (f)-(h) shall be sent to Carrera Golf by facsimile by the tenth (10th) working day after the end of each month at the latest.

     In the phase of introduction of new models (during the first eight weeks since the market launch), the information regarding the stock levels and the sales through figures (see paragraphs (b) and (c) above) of the different models shall be sent to Carrera Golf every month. The forecast according to paragraph (d) has to be submitted to Carrera Golf within three (3) weeks after presentation of any new collection to it by Carrera Golf.

     Furthermore, the Distributor shall supply to Carrera Golf by facsimile by the twentieth (20th) day after the end of each calendar quarter, information regarding the general economic situation in the Territory and in particular regarding the activities of the major competitors.

Article VI  Distributor's Obligation Referring to Warranty Policy

1.   Warranty

     The products are sold to the end user subject to an international warranty substantially in the form of Schedule A attached hereto, as amended from time to time at the sole discretion of Carrera Golf covering a period of twelve (12) months after their sale to the end user.


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     The Distributor agrees to carry out all warranty obligations on the
Products free to charge to the end user and irrespective of the place (in or out of the Territory) in which they were sold, provided, however, that all charges and costs in connection with this warranty service shall be borne and reimbursed by Carrera Golf.

     The Distributor shall inform Carrera Golf about all relevant legal aspects concerning the sale and distribution of the Products and relevant consumer protection within the Territory.

     Should any claim, demand or suit be made or filed against the Distributor and/or its customers as a result of any defect, whether patent or latent, in the Products, under the theory of breach of warranty, express or implied, or under the theory of products liability, Carrera Golf shall indemnify and hold the Distributor and/or its customers harmless for any claims, losses, damages, suits, demands or proceedings.

     Replacement products may be selected by Distributor within sixty (60) days starting at the end of the calendar quarter from a special replacement list published from time to time by Carrera Golf. It is understood that Carrera Golf shall keep and maintain the same style or model of a defective Product at least for the period covered by the Warranty. On request from Carrera Golf, the Distributor shall return, at the expense of Carrera Golf, to Carrera Golf any defective Product which was replaced. Carrera Golf may inspect the defective Products in the Distributor's premises at any time during normal business hours (quality audit).

     The Distributor is obliged to analyze and keep records of all returns, and in particular of the warranty returns, in order to secure and prove the quality level of the Carrera Golf products.

2.   After Sales Service

     The Distributor agrees to establish and maintain an after sales and replacement service in the Territory in accordance with after service rules to be agreed upon by the parties hereto. Such service shall be competently managed, efficient, prompt and reasonable in cost with regard to Products not covered by the warranty. The Distributor also agrees to maintain, at its own expense, an adequate stock of original spare parts.

Article VII - Distributor's Obligation to Refrain from Distribution or Production of Competitive Products

     The Distributor shall not without the prior written consent of Carrera Golf (i) during the duration of this Agreement and one year after its termination manufacture, distribute or sell in any manner whatsoever products which are directly in competition with the Products, and (ii) during the duration of the Agreement and after its termination use any design for any Product whether subject or not of this Agreement.


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Article VIII - Distributor's Obligation of Procuring Import and Other Licenses

     The Distributor agrees to obtain and maintain current and in effect during the duration of this Agreement all import and other licenses required by applicable law/or any political authority division or regulatory body to enable the Distributor to carry on the business of importer and distributor of the Products in the Territory.

Article IX - Carrera Golf's Obligation to Respect Sole Distributor

     Carrera Golf agrees and undertakes to procure for the duration of this Agreement that:

      i) Carrera Golf will not appoint any other distributor for the Products in the Territory; and

     ii) it will not sell the Products in the Territory to any other party in the Territory.

Article X - Carrera Golf's Obligation to make Deliveries

1.   Terms of Delivery

     Carrera Golf agrees that any order for Products by the Distributor, (provided the ordered models are still manufactured or are for sale) will be shipped and delivered ex factory within the period agreed to by the parties hereto after receipt of the Distributor's order, and to inform the Distributor in the event that the delivery terms must be extended.

     It is agreed that the Distributor shall accept all deliveries made within a thirty (30) day period after the agreed period of delivery provided that such delivery will be made within the same calendar year. Should Carrera Golf not make delivery within thirty (30) days after the agreed period of delivery, the Distributor shall have the right to cancel such order. Alternatively, should Carrera Golf not make delivery within forty-five (45) days after the agreed period of delivery, the Distributor may, in its sole discretion, either cancel such order or accept such order with a ten percent (10%) reduction in the price of such order.

2.   Pricing

     All Products shipped by Carrera Golf shall be delivered ex factory and invoiced in U.S. dollars. All costs for shipping, insurance, custom duties and sales or other applicable taxes and any other fees shall be borne by the Distributor.


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     Prices for all Products shipped shall be those prevailing at the date of shipment, and Carrera Golf reserves the right to modify its list prices for any of the Products at any time, but will give the Distributor at least one (1) month prior notice of any price changes. In case of price changes, the Distributor shall have the right to request that the price applicable to the order accepted by Carrera Golf shall not be affected by the said price changes or to modify its orders, it being understood that the ordered quantities may not be reduced more than fifty percent (50%). Additional quantities shall be supplied if available.

3.   Payment Condition

     All payments required under this Agreement shall be made in U.S. dollars within twenty (20) days following the end of the month in which the Products are shipped. Said payments shall be made via wire transfer to a bank designated by Carrera Golf. If the above payment terms are not met, Carrera Golf may decide that the Products shall only be shipped against Irrevocable Letters of Credit made through and confirmed by a bank acceptable to Carrera Golf and issued seven (7) days prior to the date of shipment of the Products.

4.   Standard Warranty and Other Usual Conditions

     All orders of the Distributor are subject to the standard Warranty and other usual conditions of Carrera Golf and such other terms and conditions of Carrera Golf in effect of the time that each order is made by Distributor.

Article XI - Carrera Golf's Contribution to Direct Marketing Expenditure

     Not later than forty-five (45) days after the end of each calendar quarter, the Distributor shall submit to Carrera Golf a detailed statement of all direct marketing, advertising and promotion expenses (excluding any in store fixturing and displays) incurred during the calendar quarter ended including but not restricted to invoices for such activities, copies of all printed advertising with description of the media and any collateral materials which might have been produced. Carrera Golf shall reimburse to the Distributor such sum equal to one-half of the included expenses as described above, but not exceeding five percent (5%) of the quarterly purchase of the Products by the Distributor.


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                              CHAPTER 2: TRADEMARK

Article XII -- Right to use Trademark

     Carrera Golf hereby grants to the Distributor the right during the duration of this Agreement to use the Trademark in connection with the distribution and sale of the Products in accordance with the terms of this Agreement. Carrera Golf shall register the trademark within the Territory. The parties acknowledge that Distributor has a master license to use the Carrera brand for all types of goods except optical frames, sunglasses, helmets and goggles.

Article XIII -- Distributor's Obligation in use and Defense of Trademark

     The Distributor acknowledges Carrera Golf's right, title and interest in and to the Trademark as it relates to the Products.

     The Distributor shall not in any manner, directly or indirectly, represent that it has ownership in the Trademark or the registration thereof and acknowledges that the use of the Trademark shall not create to the Distributor any right, title or interest in or to the Trademark subject to the terms and conditions set forth herein.

     The Distributor shall use the following footnote in his publicity and on his promotion material

          Carrera Golf(R)

such footnote being amended from time to time as Carrera Golf may request.

     The Distributor must inform Carrera Golf at any time immediately if products imitating Carrera Golf Products appear on the market or if other products are sold in a manner causing unlawful damage to Carrera Golf or endangering its interests.

     The Distributor shall inform on as many details as possible, such as relevant points of sale, promotion materials, products, photos, copies of bills, manufacturer and distributors.

     Carrera Golf will take appropriate steps, but the Distributor is obliged to assist in any manner requested by Carrera Golf including to act and proceed in its own name; the cost of such actions will be borne by Carrera Golf. Carrera Golf has the permanent right to direct all actions and other legal proceedings, to withdraw or to settle at any time.

     During the duration of the Agreement and after termination of this Agreement, the Distributor shall not register, use and/or allow registration and/or use of the Carrera Golf Trademark and designs and copyrights for any goods or services.


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     In case any third party makes a claim against the Distributor and/or its customers or users of the Products in connection with any of the Trademarks, Carrera Golf shall settle the disputes at its expense and indemnify and hold harmless the Distributor, its customers and the users from losses and damages to be incurred due to the claims.

              CHAPTER 3: DURATION, MISCELLANEOUS AND JURISDICTION

Article XIV - Effective Date and Duration of the Agreement

     This Agreement shall remain in full force and effect for a period of time ending on December 31, 2001 and thereafter shall be renewed for additional terms of one (1) year unless (i) either party gives a notice to the other in writing not less than six (6) months in advance not to renew this Agreement and (ii) this Agreement is not earlier terminated for good cause as hereinafter defined.

     Each party shall have the right at any time by giving notice to the other party to terminate this Agreement forthwith in the event that:

     (a) the other party commits a breach of its obligations under this Agreement, and such breach continues for a period of thirty (30) days after notice of such a breach has been given; or

     (b) the other party stops its operation and activities or a substantial part of it or enters into liquidation; or

     (c) the other party enters into an arrangement with creditors, or makes an assignment for the benefit of creditors, or becomes subject to a bankruptcy, receivership or trusteeship proceeding, or suffers or permits any execution of judgment to be levied on any of its assets, or becomes insolvent or otherwise ceases to a going concern; or

     (d) the other party shall assign, transfer, pledge, hypothecate, mortgage, lease or similarly dispose of, not in the ordinary course of business, all or substantially all of its assets.

     In addition, Carrera Golf shall have the right at any time by giving written notice to the Distributor to terminate this Agreement forthwith in the event that:

     (a) the Distributor merges with another company other than its controlling shareholders; or

     (b) the majority ownership of the actual shareholders of the Distributor should pass to one or more new owners, except where Carrera Golf has given its prior consent.


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     Upon any termination of this Agreement, Carrera Golf shall have an option to repurchase the stock of Products or a part of it according to the following terms and conditions:

     (a) Carrera Golf shall have the right to purchase the Products at the net price invoiced by Carrera Golf minus the following write-downs:

           0% - when delivered during the last six months however the handling-fees will be charged to the Distributor

          25% - when delivered during 6 to 12 months before termination

          40% - 12-18 months before termination

          60% - 18-24 months before termination

          70% - 25 months and earlier

     (b) The Distributor shall advise Carrera Golf within fifteen (15) days after any expiration or termination of the Agreement of the amount, composition and prices of its remaining inventory of Products and Carrera Golf shall have thirty (30) days thereafter to exercise the option granted herein by giving the Distributor written notice of such exercise.

     (c) If Carrera Golf does not exercise its purchase option as aforesaid, the Distributor shall be free to sell its inventory of Products during a period of six (6) months after Carrera's Golf obligation has lapsed.


Article XV - Miscellaneous Provisions

1.   Relationship Between the Parties

     It is understood and agreed that in giving effect to this Agreement the Distributor shall not be or be deemed an agent or employee of Carrera Golf for any purpose and that its relation to Carrera Golf shall be that of independent contractor. Nothing in this Agreement shall constitute a partnership or joint venture between the parties. The Distributor shall not have the right to enter into contracts nor to incur expenses, warranties or liabilities on behalf of Carrera Golf (except the international standard warranty of Carrera Golf).

2.   Assignment

     This Agreement shall bind the parties hereto and may not be assigned by either party without the prior written consent of the other party.


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3.  Notices

     All notices required or permitted under this Agreement shall be given in writing and shall be deemed effective when given by personal delivery or mail, postage prepaid, registered or certified air mail, addressed to the parties at their respective addresses as set forth below, or to such other address as each party may specify by written notice from time to time:

          Carrera Golf                  The Distributor:
          4155 E. Jewell Avenue         Citizen Trading Co., Ltd.
          Suite 500                     13-8, Higashi-Ueno 2-chome
          Denver, CO 80222              Taito-ku, Tokyo 110
                                        Japan


4.  Force Majeure

     In the event that lawful performance of this Agreement or any part thereof by either party hereby shall be rendered impossible by or as a consequence of any law or any act of any government or political subdivision thereof having jurisdiction over such party, such party shall not be considered in default by reason of any failure to perform its obligation until a reasonable time after such law or act has ceased.

     Any delays in or failure by any party hereto in the performance of any obligation hereunder shall be excused if and to the extent caused by occurrences beyond such party's reasonable control, including Act of God, strikes or other labor disturbances, war, whether declared or not, sabotage, or any other cause which cannot be reasonably controlled by such party, until a reasonable time after such occurrence has ended.

5.  Entire Agreement

     This Agreement contains the entire understanding between the parties hereto and no amendment, modification or waiver of any provision hereof shall be valid unless in writing and signed by both parties hereto.

     Any previous agreement between the parties with respect to the subject matter of this Agreement is hereby terminated.

     In the event that any provision of this Agreement should be unlawful due to any law, regulation or international treaty or other edicts this shall not affect the other provisions of this Agreement. The parties agree that such unlawful provision shall be deemed to be replaced by another lawful provision which shall be as close as possible in purpose and economic content to the unlawful provision.

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Article XVI -- Effects of Termination

     Upon the effective date of termination of this Agreement for any reason whatsoever except for the case in which the Distributor has the right to sell its inventory of the Products after the termination, the Distributor will immediately cease and desist from all use of the Trademark as it relates to the Products and promptly return to Carrera Golf, or otherwise dispose of in accordance with Carrera Golf's instructions all advertising and promotion material, and all technical documents, instruction, catalogues, price lists and similar material related to the Products.

     Upon termination of this Agreement for any reason whatsoever except for the breach by Carrera Golf of its obligations hereunder, no indemnity shall be due or paid by Carrera Golf to the Distributor for (i) loss of profits, (ii) goodwill, (iii) creation of clientele and/or market, (iv) advertising or sales costs, (v) termination of employees of Distributor or (vi) like expenses.

Article XVII -- Applicable Law and Place of Jurisdiction

     This Agreement shall be governed by, and interpreted and construed in accordance with the laws of the State of New York.

     Any and all disputes arising in connection with this Agreement shall be submitted solely to the courts of the jurisdiction in which the defendant in such action is located.

                                        CARRERA GOLF:

                                        By: /s/ [illegible]
                                        ----------------------------------



                                        CITIZEN TRADING CO., LTD.

                                        By: /s/ [illegible]
                                        ---------------------------------

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                                   Schedule A

                                    WARRANTY


     Carrera Golf warrants that the Carrera golf clubs will be free of defects in materials and workmanship for one (1) year from the date of original retail purchase. Any defect, malfunction or failure of these products to conform to this warranty will be remedied in a manner later described as the responsibility of Carrera Golf. Carrera Golf reserves the right to inspect returned merchandise for evidence of misuse. When the product being warranted has been out of the product line for a period of one (1) year or more, Carrera Golf reserves the right to replace said product with the equivalent product.

RESPONSIBILITY OF CARRERA GOLF

     Carrera Golf's responsibility under this warranty shall be to repair, at its expense with no charge to the consumer, the products covered hereby which are actually defective, malfunctioning or otherwise constitute a violation of warranty. Carrera Golf's obligations of repair or replacement, or refund at its option, are conditioned upon the consumer's return of the defective product to Carrera Golf or a Carrera Golf Distributor. Repair by other than Carrera Golf or a Carrera Golf Distributor voids this warranty.

RESPONSIBILITY OF THE CONSUMER

     The consumer's sole responsibility under this warranty shall be, in the instance of a warranty claim, to notify Carrera Golf or a Carrera Golf Distributor of the defect, malfunction or other manner in which the terms of the warranty is violated. The consumer may secure performance of the warranty under obligations hereunder by, in writing:

     1. Specifying the product involved (by model and registration number or other factor sufficient for Carrera Golf to identify the product), where, when and from whom the product was purchased.

     2. Describing the nature of the defect, malfunction or other violation of the warranty.

     3. Delivering this notification, together with the defective product, to a Carrera Distributor, or mailing the notification and defective product to:

          Carrera Golf
          2901 Suffolk Ct. E.
          Suite 130
          Fort Worth, TX  76133